Exhibit 99.1

Kelly Ortberg Joins Aptiv Board of Directors

DUBLIN - Aptiv PLC (NYSE: APTV), a global technology company enabling the future of mobility, announced Robert “Kelly” Ortberg has been named to its board of directors, effective as of September 13, 2018.

“We are honored and excited to have Kelly join the Aptiv Board of Directors,” said Kevin Clark, president and chief executive officer. “He has an extensive background in business transformation and also brings to Aptiv a deep knowledge of technology and innovation. We look forward to his leadership as we continue to develop safer, greener and more connected solutions to enable the future of mobility.”

Ortberg is currently serving as chairman, president and chief executive officer of Rockwell Collins, a global leader in aviation and high-integrity solutions. Beginning his career with Rockwell Collins in 1987, and named CEO in 2013, he has a proven track record in accelerating company growth and creating shareholder value. His strong background in transformation, technology and innovation, with a focus on software, parallels that of Aptiv.

Ortberg has a Bachelor of Science degree in mechanical engineering from the University of Iowa. He currently serves on The University of Iowa Engineering Advisory Board, is a co-chairman of the board of directors of FIRST (For Inspiration and Recognition of Science and Technology), and is a member of the Iowa Business Council and the Governor’s STEM Advisory Council. Ortberg also serves on the Board of Governors of the Aerospace Industries Association (AIA) and is a member of the Business Council.

About Aptiv
Aptiv is a global technology company that develops safer, greener and more connected solutions enabling the future of mobility. Headquartered in Dublin, Aptiv has approximately 150,000 employees and operates 14 technical centers, as well as manufacturing sites and customer support centers in 45 countries. Visit aptiv.com.

# # #

Aptiv Media Contact	Aptiv IR Contact
Rachelle Valdez	Elena Rosman
rachelle.r.valdez@aptiv.com	elena.rosman@aptiv.com
+1 248.813.2443	+1 917.994.3934